Exhibit 2.1

Execution Version

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 (this “Amendment”), dated as of July 1, 2015, to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 17, 2015, is by and among Allergan plc, a company incorporated under the laws of Ireland (formerly known as Actavis plc) (“Parent”), Keto Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and KYTHERA Biopharmaceuticals, Inc., a Delaware corporation (the “Company”). Parent, Merger Sub and the Company are each sometimes referred to collectively as the “Parties.”

WHEREAS, the Parties desire to amend certain provisions of the Merger Agreement as described herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in the Merger Agreement and this Amendment, and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Parties agree as follows:

1. Definitions. Terms used herein and not defined shall have the meanings ascribed thereto in the Merger Agreement.

2. Amendment. The definition of “VWAP of Parent Stock” in Section 9.5 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“VWAP of Parent Stock” means the volume weighted average price of Parent Stock (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the parties) for a ten (10) trading day period, starting with the opening of trading on the twelfth (12th) trading day prior to the Closing Date and ending with the closing of trading on the third to last trading day prior to the Closing Date.

3. Effect of Amendment. This Amendment shall not constitute an amendment or waiver of any provision of the Merger Agreement not expressly amended or waived herein and shall not be construed as an amendment, waiver or consent to any action that would require an amendment, waiver or consent except as expressly stated herein. The Merger Agreement, as amended by this Amendment, is and shall continue to be in full force and effect and is in all respects ratified and confirmed hereby.

4. Counterparts. This Amendment may be executed manually or by facsimile by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties. Delivery of an executed counterpart of a signature page to this Amendment by facsimile transmission or by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Amendment.

5. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

6. Other Miscellaneous Terms. The provisions of Article IX (Miscellaneous) of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

[The remainder of this page is intentionally blank.]

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be duly executed as of the date first written above.

GIVEN under the common seal

of ALLERGAN PUBLIC LIMITED

COMPANY

and DELIVERED as a DEED:

By:	/s/ A. Robert D. Bailey
Name: A. Robert D. Bailey
Title: Chief Legal Officer and Corporate Secretary

[Signature Page to Amendment No. 1 to Merger Agreement]

KETO MERGER SUB, INC.

By:	/s/ A. Robert D. Bailey
Name: A. Robert D. Bailey
Title: President

[Signature Page to Amendment No. 1 to Merger Agreement]

KYTHERA BIOPHARMACEUTICALS, INC.

By:	/s/ Keith R. Leonard, Jr.
Name: Keith R. Leonard, Jr.
Title: President and Chief Executive Officer

[Signature Page to Amendment No. 1 to Merger Agreement]